Exhibit 99.1

Myers Industries Acquires Trilogy Plastics

Acquisition further expands and strengthens Myers’ rotational molding platform

Provides Myers’ customers access to a more complete portfolio of diverse products

Transaction accelerates Horizon 1 of the Company’s long-term strategy

August 2, 2021, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced that it has acquired the assets of Trilogy Plastics and financed the transaction with its revolving credit facility. Trilogy Plastics is a world-class custom rotational molder specializing in high quality, high tolerance parts and assemblies. The acquisition is the latest action taken as part of the “One Myers” long-term strategic plan, which is focused on transforming the Company into a high-growth, customer-centric innovator of value-added engineered plastic solutions. This acquisition accelerates Horizon 1 of the long-term strategy focused on value-added bolt-on acquisitions.

“The addition of Trilogy to Myers’ rotational molding platform represents an important milestone in the continued execution of our ‘One Myers’ strategy that we believe will unlock additional growth and expansion opportunities for the Company. Trilogy has an outstanding record of providing its customers high quality, high tolerance products and superior service making it an excellent addition to the high-performance culture we are continually building at Myers,” said Mike McGaugh, President and CEO of Myers Industries. “This marks our second acquisition in the last nine months, and I am proud of our team for executing exceptionally well on the initial stage of our strategic vision. We look forward to integrating the Trilogy business into the Myers family, and continuing to grow organically and through additional acquisitions.”

Founded in 1987, Trilogy Plastics manufactures custom products for the industrial, consumer, lawn and garden, heavy truck, medical and other markets. Trilogy has established itself as an internationally recognized U.S. based rotational molder specializing in high appearance, tight tolerance parts and assemblies. The combination of Trilogy with Myers’ Ameri-Kart and Elkhart businesses will create one of the largest rotational molding manufacturers in the United States and will provide Myers’ customers with access to a more complete portfolio of diverse products.

“We decided to partner with Myers because of our shared strategic vision and corporate culture,” said Stephen Osborn, Chairman of Trilogy Plastics. “The combination will allow us to continue our steady growth, improve our ability to support our customers and provide more opportunities to our team members.”

Trilogy Plastics will operate as a part of the rotational molding platform within Myers’ Material Handling Segment. Headquartered in Alliance, Ohio, Trilogy has two U.S. manufacturing facilities and employs approximately 265 people. Trilogy’s annual revenues are approximately $35 million, and the acquisition is expected to be slightly accretive to earnings in 2021.

Myers expects the transaction to generate cost synergies of approximately three percent of sales. These cost synergies will stem primarily from supply chain optimization. In addition, the Company expects to realize growth synergies due to the broader geographic footprint created by the combined rotational molding businesses.

About Myers Industries

Myers Industries, Inc. is a leading manufacturer of a wide range of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel, and under- vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “will”, “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “outlook”, “target”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: impacts from the COVID-19 pandemic on our business, conditions, customers and capital position; the impact of COVID-19 on local, national and global economic conditions; the effects of various governmental responses to the COVID-19 pandemic, raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities, or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; impact of the U.S. elections impacts on the regulatory landscape, capital markets, and responses to and management of the COVID-19 pandemic including further economic stimulus from the federal government; and other important factors detailed previously and from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q. Such reports are available on the Securities and Exchange Commission's public reference facilities and its website at www.sec.gov and on the Company's Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact:

Monica Vinay

Vice President, Investor Relations & Treasurer

(330) 761-6212

M-INV

Source: Myers Industries, Inc.